UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

__________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

July 30, 2010
Date of Report
(Date of earliest event reported)

SOCKET MOBILE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-13810 (Commission File Number)	94-3155066 (IRS Employer Identification No.)

39700 Eureka Drive
Newark, CA 94560
(Address of principal executive offices, including zip code)

(510) 933-3000
 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On July 30, 2010, Socket Mobile, Inc. (the "Company") informed Silicon Valley Bank (the "Lender"), that in the process of completing the closing of its financial records for the quarter ended June 30, 2010, the Company had determined that it was out of compliance with the net income/loss covenant for the fiscal quarter ended June 30, 2010 under the Second Amended and Restated Loan and Security Agreement, dated as of December 24, 2008, between the Company and the Lender, as amended, and the Second Amended and Restated Export-Import Bank Loan and Security Agreement, dated as of December 24, 2008, between the Company and the Lender, as amended (together the "Loan Agreements"). Under these Loan Agreements, the Company may borrow up to $1,500,000 and $1,000,000 based on qualifying levels of domestic and international accounts receivables, respectively.

Each of the Loan Agreements contained a covenant that the Company must achieve a net loss of no more than $300,000 during the fiscal quarter ended June 30, 2010. The Company's net loss for the fiscal quarter ended June 30, 2010 was $575,000. Our failure to meet the minimum net income/loss covenant during the fiscal quarter ended June 30, 2010 constitutes an event of default under each of the Loan Agreements. As a result of an event of default, the Lender may, among its remedies, declare all obligations under the Loan Agreements immediately due and payable.

We have been advised orally by the Lender that it will waive the event of default and that the line will continue to be available under the current Loan Agreements. The Lender also has indicated that the current financial covenants of the Loan Agreements applicable to the quarters ended September 30, 2010 and December 31, 2010 will be reset. These covenants will now require the Company to achieve a net loss of no more than $500,000 for the quarter ending September 30, 2010, and a net loss of no more than $350,000 for the quarter ending December 31, 2010. In addition, the Company will continue to be required to maintain a minimum cash balance with the Lender of $1 million at all times.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOCKET MOBILE, INC.

Date: August 3, 2010	By: /s/	David W. Dunlap

Name: David W. Dunlap Vice President, Finance and Administration and Chief Financial Officer